Item 77C - Treasury Money Fund
Investment (formerly a series of DWS
Advisor Funds)

Registrant incorporates by reference Investor
Cash Trust's Registration Statement on Form N-
14/A, filed on February 12, 2007 (Accession
No. 0001193125-07-025940).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Treasury
Money Fund Investment ("the Fund") was
initially held on April 18, 2007 and then reconvened on August 21, 2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1.  To approve the proposed Agreement and
Plan of Reorganization of the Fund culminating in the transfer of all of the Fund's assets and the assumption of all of the Fund's liabilities in exchange for shares of the Treasury Portfolio series of Investors Cash Trust on a tax-free basis for federal income tax purposes and the complete liquidation and termination of the Fund.

Number of Votes:
For			Against		Abstain
54,554,504.470		0.000		3,964,535.490


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